Exhibit 99.1

Contact:	Robert L. Bauman HICKOK INCORPORATED 10514 Dupont Avenue Cleveland, Ohio 44108 216/541-8060	August 11, 2004 FOR IMMEDIATE RELEASE

HICKOK INCORPORATED ANNOUNCES ODD LOT TENDER OFFER

CLEVELAND, OH, August 11, 2004 - Hickok Incorporated (HICKA.OB), today announced that it is commencing a tender offer for the purchase of all Class A common shares held by shareholders of the Company owning 99 or less Class A common shares, as of the close of business on August 2, 2004, at a purchase price of $10.00 per share. This price per share represents a 47% premium over the $6.79 average bid price of our Class A common shares on the Over-the-Counter Bulletin Board for the 30 trading days prior to July 26, 2004.  Beginning today, documents containing details of the offer are being mailed to all shareholders.

Hickok currently has approximately 420 shareholders of record.  If after completion of the offer the Company has fewer than 300 holders of record, the Company intends to terminate the registration of its Class A common shares under the Securities Exchange Act of 1934 and become a private, non-reporting company. The offer will expire September 30, 2004 at 5:00 p.m., New York time, unless extended.   Eligible shareholders who would like to accept the offer must tender all the shares that they own.

Information on the tender offer may be obtained free of charge on the website of the Company www.hickok-inc.com/financials or the Securities and Exchange Commission (www.sec.gov).  Questions or requests for documents may be directed to the Company toll free by calling 1-800-342-5080, Extension 454, or asking for the Shareholder Offer Desk. This press release is not an offer to purchase or a solicitation of an offer to purchase Company shares.

Hickok provides products and services primarily for the automotive, locomotive, and aircraft industries. Offerings include the development, manufacture and marketing of electronic and non-electronic automotive diagnostic products used for repair, emission testing, and nut-running electronic controls used in manufacturing processes. The Company also develops and manufactures indicating instruments for aircraft, locomotive and general industrial applications and provides repair training programs.

Certain statements in this news release, including discussions of potential deregistration of the Company’s stock, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  These include statements regarding the intent, belief or current expectations of the Company and the assumptions on which these statements are based.  Prospective investors are cautioned that any such forward-looking statements are not guarantees and involve risks and uncertainties, and that future actions may differ materially from those contemplated by such forward-looking statements.  Factors which may cause future actions to differ include, but are not limited to, changes in the regulatory framework applicable to public companies as well as the risks described from time to time in Hickok's reports as filed with the SEC.

Hickok undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.  You are advised, however, to consult any future disclosure Hickok makes on related subjects in press releases and future reports to the SEC.